Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. DECLARES DIVIDEND

Manitowoc, WI, May 18, 2017 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced that on May 16, 2017 its Board of Directors declared a quarterly cash dividend of $0.06 per share. The dividend will be payable June 23, 2017 to shareholders of record on June 9, 2017.

“2017 marks the 20th anniversary of Investors Community Bank, and we are pleased to once again declare a quarterly dividend as we celebrate this important milestone. We had solid financial performance in the first quarter, which included commercial sector loan growth that continues to build upon our existing foundation,” said Timothy J. Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. Our customers are served from our full-service locations in Green Bay, Appleton, Manitowoc and Stevens Point, and our loan production offices in Darlington, Eau Claire, Sheboygan and Fond du Lac.

###

Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com